December 1, 2019

Charles F. McCain

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Expense Limitations – December 1, 2019 through November 30, 2020

Dear Mr. McCain:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to limit the total annual operating expenses, excluding interest expense (if any), of each class of shares of such Harbor funds until November 30, 2020 in the manner set forth below:

Harbor Robeco US Conservative Equities Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.35%	0.43%	0.68%	0.80%

Harbor Robeco International Conservative Equities Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.45%	0.53%	0.78%	0.90%

Harbor Robeco Global Conservative Equities Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.40%	0.48%	0.73%	0.85%

Harbor Robeco Emerging Markets Conservative Equities Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.75%	0.83%	1.08%	1.20%

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborfunds.com

Mr. McCain

December 1, 2019

Harbor Robeco Emerging Markets Active Equities Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.79%	0.87%	1.12%	1.24%

We shall have no ability to terminate or modify this expense limitation agreement through November 30, 2020. This agreement shall automatically expire without further action by the parties at the close of business on November 30, 2020.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:
Charles F. McCain, President